Exhibit 99.1

NEWS RELEASE

Investor Contact:
Gail M. Peck
Treasurer
Trinity Industries, Inc.
214/631-4420

FOR IMMEDIATE RELEASE

Trinity Industries, Inc. Reports Second Quarter Results

DALLAS – July 26, 2011 – Trinity Industries, Inc. (NYSE:TRN) today reported net income attributable to Trinity Industries’ stockholders of $30.0 million, or $0.37 per common diluted share for the second quarter ended June 30, 2011. Net income for the same quarter of 2010 was $18.4 million, or $0.23 per common diluted share.

Revenues for the second quarter of 2011 were $710.5 million compared with revenues of $543.1 million for the same quarter of 2010. The Company reported an operating profit of $95.4 million in the second quarter of 2011 compared to an operating profit of $78.9 million for the same quarter last year.

“We continue to be encouraged by the level of demand for products in our railcar and barge businesses. This is reflected in their improving order backlogs.” said Timothy R. Wallace, Trinity’s Chairman, CEO, and President. “Subsequent to quarter end, we also announced a successful refinancing of a portion of our railcar leasing company’s debt, which is important for the growth of that business.”

In the second quarter of 2011, the Rail Group reported revenues of $280.7 million and an operating profit of $15.4 million. This compares to revenues of $112.9 million and an operating loss of $2.7 million in the second quarter of 2010. The Rail Group shipped approximately 3,115 railcars and received orders for approximately 7,860 railcars during the second quarter. As of June 30, 2011, the Rail Group backlog grew to approximately $2.2 billion, representing approximately 27,240 railcars compared to a backlog of approximately $1.8 billion as of March 31, 2011, representing approximately 22,490 railcars.

During the second quarter of 2011, the Railcar Leasing and Management Services Group reported revenues of $130.4 million and an operating profit of $59.7 million. This compares to revenues of $119.6 million and an operating profit of $49.2 million during the second quarter of 2010.

The Inland Barge Group reported revenues of $117.8 million and an operating profit of $19.1 million in the second quarter of 2011 compared to revenues of $99.5 million and an operating profit of $12.0 million in the second quarter of 2010.

In the second quarter of 2011, the Inland Barge Group experienced flooding at its barge manufacturing facility in Missouri. Operating profit in the second quarter of 2011 included approximately $8.4 million in costs, net of estimated insurance recoveries, due to damages and lost productivity at that facility. These costs were partially offset by additional insurance recoveries reported in the quarter of $4.0 million related to claims arising from a separate flood that occurred in the second quarter of 2010 at its Tennessee manufacturing facility. The second quarter results for 2010 included approximately $3.4 million of flood-related costs, net of insurance recoveries, related to the Tennessee flood.

During the second quarter of 2011, the Inland Barge Group received approximately $151 million of orders and had a backlog of approximately $494 million as of June 30, 2011 compared to a backlog of approximately $461 million as of March 31, 2011.

The Energy Equipment Group recorded revenues of $117.5 million in the second quarter of 2011 compared to revenues of $115.3 million in the same quarter of 2010. The group produced an operating profit of $1.2 million in the second quarter of 2011 compared to an operating profit of $13.5 million in the second quarter of 2010. The decrease in operating profit for the three month period ended June 30, 2011 was due to the change in product mix for this group as well as production inefficiencies associated with producing a new line of larger wind towers. The backlog for structural wind towers as of June 30, 2011 was approximately $917 million compared to approximately $974 million as of March 31, 2011.

Revenues in the Construction Products Group were $149.3 million in the second quarter of 2011 compared to revenues of $170.9 million in the second quarter of 2010. The group recorded an operating profit of $16.1 million in the second quarter of 2011 compared to an operating profit of $17.7 million in the second quarter of 2010. The decrease in revenues for the three month period ended June 30, 2011 compared to the same period in 2010 was primarily attributable to lower revenues in our Concrete and Aggregates business, partially offset by higher volumes in our Highway Products business. The reduction in Concrete and Aggregates revenues resulted from the divestitures of our asphalt operations in August 2010 and of our Central Texas Region ready mix concrete facilities in April 2011.

Earnings Outlook
The Company anticipates earnings per common diluted share of between $0.32 and $0.37 for the third quarter of 2011. For the full year 2011, the Company anticipates earnings per common diluted share of between $1.35 and $1.45. Our results for the third quarter and full year will depend on a number of factors, including: the level of operating leverage our rail businesses achieve as they ramp up production in response to increased demand; the impact of product mix changes in our wind towers business; the impact of weather conditions on our Construction Products businesses; and the rate of recovery from the flood at our Missouri barge facility.

Conference Call
Trinity will hold a conference call at 11:00 a.m. Eastern on July 27, 2011 to discuss its second quarter results. To listen to the call, please visit the Investor Relations section of the Trinity Industries website, www.trin.net. An audio replay may be accessed through the Company’s website or by dialing (402) 220-0119 until 11:59 p.m. Eastern on August 3, 2011.

Trinity Industries, Inc., headquartered in Dallas, Texas, is a multi-industry company that owns a variety of market-leading businesses which provide products and services to the industrial, energy, transportation, and construction sectors. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. For more information, visit: www.trin.net.

Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Trinity’s estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements. Trinity uses the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” and similar expressions to identify these forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the most recent fiscal year.

TABLES TO FOLLOW -

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Three Months Ended June 30,
	2011	2010
Revenues	$710.5	$543.1
Operating costs:
Cost of revenues	567.6	418.7
Selling, engineering, and administrative expenses	47.5	45.5

	615.1	464.2

Operating profit	95.4	78.9
Interest expense, net	43.4	45.0
Other (income) expense	(0.6)	(0.9)

Income before income taxes	52.6	34.8
Provision for income taxes	21.0	13.7

Net income	31.6	21.1
Net income attributable to noncontrolling interest	1.6	2.7

Net income attributable to Trinity Industries, Inc.	$30.0	$18.4

Net income attributable to Trinity Industries, Inc. per common share:
Basic	$0.37	$0.23
Diluted	$0.37	$0.23
Weighted average number of shares outstanding:
Basic	77.4	76.7
Diluted	77.7	76.9

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Six Months Ended June 30,
	2011		2010
Revenues	$1,354.7		$997.1
Operating costs:
Cost of revenues	1,076.0		772.3
Selling, engineering, and administrative expenses	97.8	93.9

	1,173.8	866.2

Operating profit	180.9		130.9
Interest expense, net	87.6	90.3
Other (income) expense	(1.1)	0.9

Income before income taxes	94.4	39.7
Provision for income taxes	37.2	14.3

Net income	57.2	25.4
Net income attributable to noncontrolling interest	3.0		5.0

Net income attributable to Trinity Industries, Inc.	$54.2		$20.4

Net income attributable to Trinity Industries, Inc. per common share:
Basic	$0.68	$0.26
Diluted	$0.67	$0.26
Weighted average number of shares outstanding:
Basic	77.2		76.6
Diluted	77.5		76.7

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended June 30,
Revenues:	2011	2010
Rail Group	$280.7	$112.9
Construction Products Group	149.3	170.9
Inland Barge Group	117.8	99.5
Energy Equipment Group	117.5	115.3
Railcar Leasing and Management Services Group	130.4	119.6
All Other	14.3	12.4
Eliminations – lease subsidiary	(79.5)	(65.9)
Eliminations – other	(20.0)	(21.6)

Consolidated Total	$710.5	$543.1

Operating profit (loss):	Three Months Ended June 30,
	2011	2010
Rail Group	$15.4	$(2.7)
Construction Products Group	16.1	17.7
Inland Barge Group	19.1	12.0
Energy Equipment Group	1.2	13.5
Railcar Leasing and Management Services Group	59.7	49.2
All Other	(0.2)	(2.1)
Corporate	(8.4)	(6.5)
Eliminations – lease subsidiary	(7.1)	(1.9)
Eliminations – other	(0.4)	(0.3)

Consolidated Total	$95.4	$78.9

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Six Months Ended June 30,
Revenues:	2011	2010
Rail Group	$500.5	$186.5
Construction Products Group	282.9	289.3
Inland Barge Group	255.7	196.9
Energy Equipment Group	236.2	205.4
Railcar Leasing and Management Services Group	260.2	240.8
All Other	27.4	22.1
Eliminations – lease subsidiary	(164.9)	(103.9)
Eliminations – other	(43.3)	(40.0)

Consolidated Total	$1,354.7	$997.1

Operating profit (loss):	Six Months Ended June 30,
	2011	2010
Rail Group	$24.7	$(10.6)
Construction Products Group	24.4	20.4
Inland Barge Group	40.8	29.8
Energy Equipment Group	11.7	23.9
Railcar Leasing and Management Services Group	114.4	97.4
All Other	(0.5)	(4.7)
Corporate	(19.1)	(19.0)
Eliminations – lease subsidiary	(15.2)	(5.5)
Eliminations – other	(0.3)	(0.8)

Consolidated Total	$180.9	$130.9

Trinity Industries, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	June 30,	December 31,
	2011	2010
Cash and cash equivalents	$257.1	$354.0
Short-term marketable securities	42.0	158.0
Receivables, net of allowance	333.7	232.0
Income tax receivable	4.4	7.4
Inventories	473.7	331.3
Net property, plant, and equipment	4,186.4	4,112.0
Goodwill	203.6	197.6
Restricted cash	205.3	207.1
Other assets	170.5	160.6

	$5,876.7	$5,760.0

Accounts payable	$190.0	$132.8
Accrued liabilities	370.5	375.6
Debt, net of unamortized discount of	2,886.6	2,907.7
$105.6 and $111.1
Deferred income	32.4	33.6
Deferred income taxes	409.0	391.0
Other liabilities	93.2	73.6
Stockholders’ equity	1,895.0	1,845.7

	$5,876.7	$5,760.0

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	June 30,	December 31,	2010
	2011
Property, Plant, and Equipment
Corporate/Manufacturing:
Property, plant, and equipment	$1,184.6	$1,168.7
Accumulated depreciation	(702.4)	(677.3)

	482.2	491.4

Leasing:
Wholly-owned subsidiaries:
Machinery and other	9.0	38.2
Equipment on lease	3,412.6	3,249.8
Accumulated depreciation	(342.7)	(322.6)

	3,078.9	2,965.4

TRIP Holdings:
Equipment on lease	1,273.8	1,282.1
Accumulated depreciation	(107.2)	(90.3)

	1,166.6	1,191.8

Net deferred profit on railcars sold to the Leasing Group:
Sold to wholly-owned subsidiaries	(348.9)	(340.4)
Sold to TRIP Holdings	(192.4)	(196.2)

	(541.3)	(536.6)

	$4,186.4	$4,112.0

Leasing fleet information:
Fleet size:
Wholly-owned subsidiaries	53,700	51,910
TRIP Holdings	14,605	14,700
Fleet utilization:
Wholly-owned subsidiaries	99.3%	99.3%
TRIP Holdings	99.9%	99.9%

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	June 30,	December 31,
	2011	2010
Debt
Corporate/Manufacturing – Recourse:
Revolving credit facility	$—	$—
Convertible subordinated notes	450.0	450.0
Less: unamortized discount	(105.6)	(111.1)

	344.4	338.9
Other	4.9	2.8

	349.3	341.7

Leasing:
Wholly-owned subsidiaries:
Recourse:
Capital lease obligations	49.9	51.2
Term loan	56.1	57.4

	106.0	108.6

Non-recourse:
Secured railcar equipment notes	859.8	879.5
Warehouse facility	130.0	80.2
Promissory notes	478.2	493.8

	1,468.0	1,453.5

TRIP Holdings — Non-recourse:
Warehouse loan (1)	963.3	1,003.9

	$2,886.6	$2,907.7

(1)	On July 6, 2011, TRIP Holdings and its newly-formed subsidiary, TRIP Rail Master Funding LLC, issued $1,032.0 million in new debt and repaid all of the outstanding borrowings of the TRIP Holdings Warehouse Loan.

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	June 30,	December 31, 2010
	2011
Leasing Debt Summary
Total Recourse Debt	$106.0	$108.6
Total Non-Recourse Debt	2,431.3	2,457.4

	$2,537.3	$2,566.0

Total Leasing Debt
Wholly-owned subsidiaries	$1,574.0	$1,562.1
TRIP Holdings(1)	963.3	1,003.9

	$2,537.3	$2,566.0

Equipment on Lease(2)
Wholly-owned subsidiaries	$3,078.9	$2,965.4
TRIP Holdings	1,166.6	1,191.8

	$4,245.5	$4,157.2

Total Leasing Debt as a % of Equipment on Lease
Wholly-owned subsidiaries	51.1%	52.7%
TRIP Holdings	82.6%	84.2%
Combined	59.8%	61.7%

(1)	On July 6, 2011, TRIP Holdings and its newly-formed subsidiary, TRIP Rail Master Funding LLC, issued $1,032.0 million in new debt and repaid all of the outstanding borrowings of the TRIP Holdings Warehouse Loan.

(2) Excludes net deferred profit on railcars sold to the Leasing Group

Trinity Industries, Inc.
Reconciliation of EBITDA
(in millions)
(unaudited)

“EBITDA” is defined as income (loss) from continuing operations plus interest expense, income taxes, and depreciation and amortization including goodwill impairment charges. EBITDA is not a calculation based on generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of operations data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of our operating performance, or as an alternative to operating cash flows as a measure of liquidity. We have reported EBITDA because we regularly review EBITDA as a measure of our ability to incur and service debt. In addition, we believe our debt holders utilize and analyze our EBITDA for similar purposes. We also believe EBITDA assists investors in comparing a company’s performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented in this press release may not always be comparable to similarly titled measures by other companies due to differences in the components of the calculation.

	Three Months Ended June 30,
	2011	2010
Net income	$31.6	$21.1
Add:
Interest expense	43.8	45.3
Provision for income taxes	21.0	13.7
Depreciation and amortization expense	47.8	47.9

Earnings before interest expense, income taxes, and depreciation and amortization expense	$144.2	$128.0

	Six Months Ended June 30,
	2011	2010
Net income	$57.2	$25.4
Add:
Interest expense	88.3	91.0
Provision for income taxes	37.2	14.3
Depreciation and amortization expense	95.4	96.0

Earnings before interest expense, income taxes, and depreciation and amortization expense	$278.1	$226.7

-END -